THORNBURG INVESTMENT TRUST 485APOS

Exhibit 99(d)(1)

THIRD AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

OF

THORNBURG INVESTMENT TRUST

Thornburg Limited Term Municipal Fund	Thornburg California Limited Term Municipal Fund
Thornburg Intermediate Municipal Fund	Thornburg New Mexico Intermediate Municipal Fund
Thornburg New York Intermediate Municipal Fund	Thornburg Limited Term U.S. Government Fund
Thornburg Limited Term Income Fund	Thornburg Small/Mid Cap Core Fund
Thornburg International Equity Fund	Thornburg Small/Mid Cap Growth Fund
Thornburg Investment Income Builder Fund	Thornburg Global Opportunities Fund
Thornburg International Growth Fund	Thornburg Strategic Income Fund
Thornburg Strategic Municipal Income Fund	Thornburg Developing World Fund
Thornburg Short Duration Municipal Fund	Thornburg Ultra Short Income Fund
Thornburg Capital Management Fund	Thornburg Better World International Fund
Thornburg Summit Fund	Thornburg Municipal Managed Account Fund
Thornburg Emerging Markets Managed Account Fund	Thornburg Core Plus Bond Fund

2300 North Ridgetop Road

Santa Fe, New Mexico 87507

Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87507

Ladies and Gentlemen:

We hereby confirm our agreement with you as follows:

1.       We are engaged in the business of investing and reinvesting our assets in securities of the type, and in accordance with the limitations, specified in our Agreement and Declaration of Trust, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”) and the Securities Act of 1933, including the Prospectuses forming a part thereof (the “Registration Statement”), and in such manner and to such extent as may from time to time be authorized by our Trustees. We have furnished copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.

2.       (a)        We hereby employ you to manage the investment and reinvestment of the assets of our respective series and to perform related functions, and without limiting the generality of the foregoing, to provide the investment management services specified below.

(b)       You will make decisions with respect to all purchases and sales of portfolio securities by the Trust’s respective series. To carry out such decisions, you are hereby authorized, as our agent and attorney in fact, for our account and at our risk and in our name, to place orders for the investment and reinvestment of our assets. In all purchases, sales and other transactions in our portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as the Trust itself or its respective series might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(c)       You will report to our Trustees at each meeting thereof all changes in our series’ portfolios since your prior report, and will also keep us apprised of important developments affecting our portfolios and, on your own initiative, will furnish to us from time to time such information as you may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in our portfolios, the individual banks and other third parties from which securities have been purchased for inclusion in our portfolios, the activities in which the entities or the banks and other third parties engage, federal income tax policies applicable to our investments, or the conditions prevailing in the securities markets or the economy generally. You will also furnish us with such statistical and analytical information with respect to our portfolio securities as you may believe appropriate or as we reasonably may request. In making such purchases and sales of our portfolio securities, you will bear in mind the policies set from time to time by our Trustees as well as the limitations imposed by our Agreement and Declaration of Trust and by the provisions of the Internal Revenue Code relating to regulated investment companies and the limitations contained in our Registration Statement.

(d)       It is understood that you will from time to time employ or associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder. While this Agreement is in effect, you or persons affiliated with you, other than us (“your affiliates”), will provide persons satisfactory to our Trustees to be elected or appointed officers or employees of the Trust. These shall be a president, a secretary, a treasurer, and such additional officers and employees as may reasonably be necessary for the conduct of our business. You or your affiliates will also provide persons, who may be our officers, but shall not be your officers or officers of your affiliates, to render such clerical, accounting, and other office services to us as we may from time to time request of you. Such personnel may be your employees or employees of your affiliates. We will pay to you the cost of such personnel for rendering such services to us at such rates as shall from time to time be agreed upon between us, provided that all time devoted to the investment or reinvestment of portfolio securities shall be for your account. You or your affiliates will also furnish us without charge such administrative and management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the provisions of Section 3 hereof, and to the requirements of any regulatory authority of which you may subject.

3.       We agree, subject to the limitations described below, to be responsible for, and hereby assume the obligation for payment of, all our expenses other than those expressly stated to be payable by you hereunder. Expenses payable by us shall include, but not be limited to: (a) brokerage and commission expenses, (b) federal, state or local taxes, including issue and transfer taxes incurred by or levied on us, (c) commitment fees, (d) interest charges on borrowings, (e) charges and expenses of our custodian, (f) charges and expenses of persons performing issuance, redemption, registrar, transfer and dividend disbursing functions for us, (g) telecommunication expenses, (h) recurring and non-recurring legal and accounting expenses (including disbursements), (i) insurance premiums, (j) costs of organizing and maintaining our existence as a business trust, (k) compensation and travel expenses, including Trustees’ fees, of any of our Trustees, officers or employees who are not your officers or officers of your affiliates (provided that such officers who serve as our Trustees will be reimbursed by us for travel and out-of-pocket expenses incurred in attending meetings), and costs of other personnel providing services to us, (l) costs of shareholders’ services and portfolio valuation services, (m) costs of shareholders’ reports, proxy solicitations, distribution of prospectuses to existing shareholders, and meetings, (n) costs of personnel (other than your officers or officers of your affiliates) competent to perform administrative, clerical and shareholder relations functions, including travel expenses if necessarily related to shareholder relations functions, (o) costs of any reports to government agencies, (p) fees and expenses of registering our shares under the appropriate federal securities laws and of qualifying our shares under applicable state securities laws, including expenses attendant upon the initial registration and qualification of our shares and attendant upon renewals of, or amendments to, those registrations and qualifications, (q) expenses of printing our prospectuses, (r) the cost of printing or engraving of certificates representing our shares, (s) postage, (t) membership dues in any industry associations, (u) payment of the investment advisory fee provided for herein, and (v) all other charges and costs of our operation unless otherwise explicitly provided herein. Our obligation for the foregoing expenses is limited by your agreement to be responsible for any amount by which our operating expenses (excluding taxes, brokerage, interest and, to the extent permitted by applicable law, extraordinary expenses) accrued for any period during which this Agreement is in effect exceed an amount equal to, in the case of expenses accrued with respect to any of our fiscal years during which this Agreement is in effect, the limits prescribed by an state in which the Trust’s shares are qualified for sale.

Third Amended and Restated Investment Advisory Agreement	Page 2

4.       We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

5.       In consideration of the foregoing we will pay you a fee at the annual percentage rate of the daily average of the net assets of each series to which this Agreement is applicable, as set forth below:

Thornburg Limited Term  U.S. Government Fund

Net Assets of Fund	Rate

0 to $1 billion	0.375%
$1 billion to $2 billion	0.325%
Over $2 billion	0.275%

Third Amended and Restated Investment Advisory Agreement	Page 3

Thornburg Limited Term Municipal Fund;

Thornburg California Limited Term Municipal Fund

Net Assets of Fund	Rate

0 to $500 million	0.500%
$500 million to $1 billion	0.400%
$1 billion to $1.5 billion	0.300%
$1.5 billion to $2 billion	0.250%
Over $2 billion	0.225%

Thornburg Short Duration Municipal Fund

Net Assets of Fund	Rate

0 to $1 billion	0.400%
$1 billion to $1.5 billion	0.300%
$1.5 billion to $2 billion	0.250%
Over $2 billion	0.225%

Thornburg Limited Term Income Fund;

Thornburg Intermediate Municipal Fund;

Thornburg New Mexico Intermediate Municipal Fund;

Thornburg New York Intermediate Municipal Fund

Net Assets of Fund	Rate

0 to $500 million	0.500%
$500 million to $1 billion	0.450%
$1 billion to $1.5 billion	0.400%
$1.5 billion to $2 billion	0.350%
Over $2 billion	0.275%

Thornburg Ultra Short Income Fund

Net Assets of Fund	Rate

0 to $5 billion	0.250%
$5 billion to $10 billion	0.225%
Over $10 billion	0.200%

Thornburg Core Plus Bond Fund

Net Assets of Fund	Rate

0 to $500 million	0.490%
$500 million to $1 billion	0.460%
$1 billion to $1.5 billion	0.430%
$1.5 billion to $2 billion	0.400%
over $2 billion	0.370%

Third Amended and Restated Investment Advisory Agreement	Page 4

Thornburg Strategic Income Fund;

Thornburg Strategic Municipal Income Fund

Net Assets of Fund	Rate

0 to $500 million	0.750%
$500 million to $1 billion	0.675%
$1 billion to $1.5 billion	0.625%
$1.5 billion to $2 billion	0.575%
over $2 billion	0.500%

Thornburg Small/Mid Cap Core Fund;

Thornburg International Equity Fund;

Thornburg Small/Mid Cap Growth Fund;

Thornburg Investment Income Builder Fund;

Thornburg Global Opportunities Fund;

Thornburg International Growth Fund

Net Assets of Fund	Rate

0 to $500 million	0.875%
$500 million to $1 billion	0.825%
$1 billion to $1.5 billion	0.775%
$1.5 billion to $2 billion	0.725%
Over $2 billion	0.675%

Thornburg Developing World Fund;

Thornburg Better World International Fund

Net Assets of Fund	Rate

0 to $500 million	0.975%
$500 million to $1 billion	0.925%
$1 billion to $1.5 billion	0.875%
$1.5 billion to $2 billion	0.825%
Over $2 billion	0.775%

Thornburg Summit Fund

Net Assets of Fund	Rate

0 to $500 million	0.750%
$500 million to $1 billion	0.700%
$1 billion to $1.5 billion	0.650%
$1.5 billion to $2 billion	0.625%
Over $2 billion	0.600%

Third Amended and Restated Investment Advisory Agreement	Page 5

Thornburg Capital Management Fund

Thornburg Municipal Managed Account Fund;

Thornburg Emerging Markets Managed Account Fund

Net Assets of Fund	Rate

Any asset level	0.000%

Your fee will be accrued by us daily and will be payable in arrears on the last day of each calendar month for services performed hereunder during that month, together with any applicable gross receipts tax, sales tax, compensating tax, value added tax or similar exaction imposed by any federal, state or local government, but the taxes on the fee will be limited to 10% of the fee. Any reimbursement of our expenses, to which we may become entitled pursuant to Paragraph 3, will be paid to us at the end of the month for which those expenses are accrued, at the same time as we pay you your fee for that month.

6.       This Agreement is a restatement of an existing agreement as to Thornburg Limited Term Municipal Fund, Thornburg California Limited Term Municipal Fund, Thornburg Intermediate Municipal Fund, Thornburg New Mexico Intermediate Municipal Fund, Thornburg Florida Intermediate Municipal Fund (no longer active), Thornburg New York Intermediate Municipal Fund, Thornburg Limited Term U.S. Government Fund, Thornburg Limited Term Income Fund, Thornburg Value Fund (now known as Thornburg Small/Mid Cap Core Fund), Thornburg International Value Fund (now known as Thornburg Equity Fund), Thornburg Core Growth Fund (now known as Thornburg Small/Mid Cap Growth Fund), and Thornburg Investment Income Builder Fund, which was then made applicable through various amendments to Thornburg Global Opportunities Fund, Thornburg International Growth Fund, Thornburg Strategic Income Fund, Thornburg Strategic Municipal Income Fund, Thornburg Developing World Fund, Thornburg Short Duration Municipal Fund, Thornburg Ultra Short Income Fund, Thornburg Capital Management Fund, Thornburg Better World International Fund, Thornburg Summit Fund, Thornburg Municipal Managed Account Fund, Thornburg Emerging Markets Managed Account Fund, and Thornburg Core Plus Bond Fund (the “Existing Agreement”), and which Existing Agreement was most recently continued for an additional term to November 1, 2025 by action of the Trustees on September 19, 2023. This Agreement may be continued as to any one or more series, for successive twelve-month periods, provided that such continuation is specifically approved at least annually by our Trustees or by a majority vote of the holders of our outstanding voting securities (as defined in the Act) and, in either case, by a majority of those of our Trustees who are neither a party to this Agreement nor, other than by their service as Trustees of the Trust, interested persons, as defined in the Act, of any such person who is party to this Agreement. Upon the effectiveness of this Agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This Agreement may be terminated at any time as to any series, without the payment of any penalty, by vote of a majority of the outstanding voting securities of that series, as defined in the Act, or by a vote of a majority of our Trustees, on sixty days’ written notice to you, or by you on sixty days’ written notice to us.

7.       This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge to you. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

Third Amended and Restated Investment Advisory Agreement	Page 6

8.       Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees who may also be a Trustee, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.      This Agreement applies to the series of the Trust specified on herein. This Agreement may by agreement be made applicable to one or more other series. This Agreement will in all events apply separately to each series to which it relates and will be severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any series without affecting any other series. A determination by any court or agency having jurisdiction that any provision of this Agreement is invalid or unenforceable will not affect the validity of the other provisions of this Agreement.

Third Amended and Restated Investment Advisory Agreement	Page 7

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway

ACCEPTED: November 1, 2024

THORNBURG INVESTMENT MANAGEMENT, INC.

By:	/s/ Nimish S. Bhatt

Third Amended and Restated Investment Advisory Agreement	Page 8